Exhibit 5.1

September 2, 2011

WisdomTree Investments, Inc.

380 Madison Avenue, 21st Floor

New York, New York 10017

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 26,193,531 shares of Common Stock, $0.01 par value per share (the “Shares”), of Wisdom Tree Investments, Inc., a Delaware corporation (the “Company”) that may be issued pursuant to the exercise of options or other rights granted under (i) the Company’s 1993 Stock Option Plan (the “1993 Plan”), (ii) the Company’s 1996 Performance Equity Plan (the “1996 Plan”), (iii) the Company’s 2000 Performance Equity Plan (the “2000 Plan”), (iv) the Company’s 2001 Performance Equity Plan (the “2001 Plan”), (v) the Company’s 2005 Performance Equity Plan, as amended (the “2005 Plan”), (vi) the Stock Option Agreement dated as of January 28, 2010 between the Company and David Abner, the Stock Option Agreement dated as of February 5, 2010 between the Company and David Abner, the Stock Option Agreement dated as of January 28, 2010 between the Company and Bruce Lavine, the Stock Option Agreement dated as of January 28, 2010 between the Company and Richard Morris, the Stock Option Agreement dated as of July 30, 2003 between the Company and E. Drake Mosier, the Stock Option Agreement dated as of January 28, 2010 between the Company and Amit Muni, the Stock Option Agreement dated as of November 10, 2004 between the Company and Jeremy Siegel, the Stock Option Agreement dated as of March 17, 2004 between the Company and Luciano Siracusano, the Stock Option Agreements dated as of April 3, 2002 (as amended on November 10, 2004), March 17, 2004 (as amended on November 10, 2004), November 10, 2004 and January 26, 2009 between the Company and Jonathan Steinberg, the Stock Option Agreement dated as of March 17, 2004 between the Company and Jeremy Rayne Steinberg, the Stock Option Agreement dated as of November 10, 2004 between the Company and Michael Steinhardt, and the Stock Option Agreement dated as of January 28, 2010 between the Company and Peter Ziemba (each, a “Stock Option Grant Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law). For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of the 1993 Plan, the 1996 Plan, the 2000 Plan, the 2001 Plan, the 2005 Plan or the applicable Stock Option Grant Agreement, as applicable, will be validly issued, fully paid and nonassessable.

WisdomTree Investments, Inc.

September 2, 2011

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

GOODWIN PROCTER LLP